Exhibit 23(a)

                        Independent Auditors Consent

      We consent to the incorporation by reference in this Registration Statement of Berkshire Energy Resources on Form S-4 of our reports dated August 12, 1998 and August 15, 1997, appearing in the Annual Report on Form 10-K of the Berkshire Gas Company for the years ended June 30, 1998 and June 30, 1997, respectively, and The Berkshire Gas Company's Annual Report to Shareholders for the years ended June 30, 1998 and June 30, 1997, respectively, and to the reference to us under the heading "Experts" in the Registration Statement (No. 333-46799) incorporated by reference into this Registration Statement.

                                       /s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
December 18, 1998